Exhibit 99(a)



                              FORM 11-K


                            UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


(Mark One)

[X]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


For the year ended       December 31, 1999
                   ------------------------------------

                            OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
     SECURITIES EXCHANGE ACT OF 1934


For the transition period from            to
                               ----------    ----------

Commission file number       33-50134
                       --------------------------------



             THRIFT PLAN OF PHILLIPS PETROLEUM COMPANY
                    (Full title of the Plan)



                     PHILLIPS PETROLEUM COMPANY
                   (Name of issuer of securities)




           Bartlesville, Oklahoma                 74004
   (Address of principal executive office)      (Zip code)

FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements
    --------------------

Financial statements of the Thrift Plan of Phillips Petroleum
Company, filed as a part of this annual report, are listed in the accompanying index.


(b) Exhibits
    --------

Exhibit 1  Consent of Ernst & Young LLP.


                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Thrift Plan Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     THRIFT PLAN OF
                               PHILLIPS PETROLEUM COMPANY




                                 /s/ Rand C. Berney
                            --------------------------------
                                     Rand C. Berney
                                         Member
                                  Thrift Plan Committee


June 23, 2000

-----------------------------------------------------------------
Index To Financial Statements             Thrift Plan Of Phillips
And Schedules                                   Petroleum Company


                                                             Page

Report of Independent Auditors ..............................   3

Financial Statements

  Statement of Net Assets Available for Benefits
    at December 31, 1999 and 1998 ...........................   4

  Statement of Changes in Net Assets Available for Benefits
    for the Year Ended December 31, 1999 ....................   5

  Notes to Financial Statements .............................   6


Supplemental Schedules

  Schedule of Assets Held for Investment Purposes at End
    of Year as of December 31, 1999, Schedule H, Line 4i ....  13

  Schedule of Reportable Transactions for the Year Ended
    December 31, 1999, Schedule H, Line 4j ..................  14

-----------------------------------------------------------------
Report Of Independent Auditors


The Thrift Plan Committee
Thrift Plan of Phillips Petroleum Company

We have audited the accompanying statements of net assets available for benefits of the Thrift Plan of Phillips Petroleum Company (Plan) as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements are the responsibility of the Thrift Plan Committee (Committee). Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1999 and 1998, and the changes in its net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the financial statements taken as a whole. The accompanying supplemental schedules of assets held for investment purposes at end of year as of December 31, 1999, and reportable transactions for the year then ended, are presented for purposes of additional analysis and are not a required part of the financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Committee. The supplemental schedules have been subjected to the auditing procedures applied in our audits of the financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP
Tulsa, Oklahoma
June 23, 2000

-----------------------------------------------------------------
Statement Of Net Assets                   Thrift Plan Of Phillips
Available For Benefits                          Petroleum Company


                                           Thousands of Dollars
                                         ------------------------
At December 31                                 1999          1998
                                         ------------------------
Assets
Investments
  Vanguard Total Bond Market
    Index Fund                           $   63,633        82,451
  Phillips Petroleum Company
    common stock                            667,173       745,862
  Insurance contracts                           103           219
  Vanguard 500 Index Fund                   239,155       211,822
  Vanguard Prime Money Market Fund          134,929       171,541
  Vanguard Balanced Index Fund               10,996             -
  Vanguard Total International Stock
    Index Fund                                3,762             -
  Vanguard Extended Market Index Fund         5,385             -
  Loans to Plan participants                 24,500        25,679
-----------------------------------------------------------------
                                          1,149,636     1,237,574
Contributions Receivable                        508           632
Employee Deposits Receivable                     33            38
Loan Repayments Receivable                       66            64
-----------------------------------------------------------------
Total Assets                              1,150,243     1,238,308
-----------------------------------------------------------------

Net Assets Available for Benefits        $1,150,243     1,238,308
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Statement Of Changes In Net               Thrift Plan Of Phillips
Assets Available For Benefits                   Petroleum Company


                                                        Thousands
Year Ended December 31, 1999                           of Dollars
                                                      -----------

Additions
Contributions and Deposits
  Company contributions
    Matching                                           $    5,934
    Before-tax deposits                                    26,032
  Employee deposits                                        13,808
-----------------------------------------------------------------
                                                           45,774
-----------------------------------------------------------------

Investment Income
  Dividends                                                38,863
  Interest
    Participant loans                                       1,906
    Other                                                      12
  Net appreciation in fair value
    of investments                                        121,022
-----------------------------------------------------------------
                                                          161,803
-----------------------------------------------------------------

Total                                                     207,577
-----------------------------------------------------------------

Deductions
Distributions to
  Participants or Their
  Beneficiaries
      Cash                                                215,346
      Phillips Petroleum Company
        common stock                                       80,207
Administrative Expense                                         89
-----------------------------------------------------------------
Total                                                     295,642
-----------------------------------------------------------------

Net Decrease                                              (88,065)

Net Assets Available for
  Benefits
Beginning of Year                                       1,238,308
-----------------------------------------------------------------

End of Year                                            $1,150,243
=================================================================
See Notes to Financial Statements.

-----------------------------------------------------------------
Notes To Financial Statements             Thrift Plan Of Phillips
                                                Petroleum Company


Note 1--Plan Description

The following description of the Thrift Plan of Phillips
Petroleum Company (Plan) is subject to and qualified by the more complete information appearing in the Plan document.

The Plan is a defined contribution plan available to certain employees of Phillips Petroleum Company and participating subsidiaries (Company). Generally, any person on the direct U.S. dollar payroll of the Company is eligible to participate. Non-managerial retail outlet marketing employees and certain other employee classifications are not eligible.

The Company has a trust agreement with Vanguard Fiduciary Trust Company (Vanguard), P.O. Box 2900, Valley Forge, Pennsylvania, 19482-2900. Under the trust agreement with Vanguard, the assets of Fund A, also known as the Vanguard Bond Index-Total Bond Market Portfolio Fund (Bond Index Fund), are invested in the Vanguard Total Bond Market Index Fund. The assets of Funds B and C are invested in the Phillips Stock Fund, a single investment fund consisting of two separate accounts, which is invested only in the common stock of Phillips Petroleum Company (Phillips) and holds cash reserves as determined by the Trustee.

Assets of Fund E, also known as the Vanguard Index Trust 500 Portfolio Fund (S&P 500 Fund), are invested in the Vanguard 500 Index Fund. Assets of Fund F, also known as the Vanguard Money Market Reserves-Prime Portfolio Fund (Money Market Fund), are invested in the Vanguard Prime Money Market Fund. Assets of the Temporary Investment Fund are invested in the Vanguard Prime Money Market Fund. In addition to the Plan assets held in the trust, there are Plan funds in the Deferred Settlement Account held by the Travelers Insurance Company.

Effective January 1, 1999, the Plan was amended to add Funds G, H, and I. Assets of Fund G, also known as the Vanguard Balanced Index Fund (Balanced Index Fund), are invested in the Vanguard Balanced Index Fund. Assets of Fund H, also known as the Vanguard Total International Portfolio Fund (International Fund), are invested in the Vanguard Total International Stock Index Fund. Assets of Fund I, also known as the Vanguard Extended Market Fund, are invested in the Vanguard Extended Market Index Fund.

Dividends represent earnings from the various Vanguard mutual funds in which the Plan participates. For the Phillips Stock
Fund, dividends include not only dividends on the Phillips common stock held, but also earnings on the small amount of cash reserves in the fund.

Participants may have up to 15 percent of their pay deposited in the Plan each month. The first 5 percent is designated as regular deposits with any excess being designated as supplemental deposits. Deposits may be further designated by a participant as before-tax or after-tax deposits or a combination of both. Before-tax deposits are made by the Company on behalf of a participant who has elected the before-tax feature of the Plan, voluntarily reducing his salary by a corresponding amount. Total deposit amounts and allocation of deposits between after-tax and before-tax accounts are subject to limitations imposed by the Internal Revenue Code. Participants may change their investment directions and deposit rates semiannually during designated enrollment periods. Employee deposits may be suspended in certain circumstances.

The Company contributes an amount equal to 25 percent of an employee's regular deposits to the Phillips Stock Fund--Fund B account and 15 percent of regular deposits to any other investment fund. These Company matching contributions are invested in the Phillips Stock Fund--Fund C account.

Employee deposits, before-tax deposits and loan repayments are first placed into the Temporary Investment Fund and remain there until the valuation date on or about the 20th day of the following month. Employee and before-tax deposits are paid into the respective investment funds in accordance with the allocation directions of participants. Loan repayments are transferred to the Loan Fund and then are generally allocated to Funds A, B, E, F, G, H or I based on the participant's regular deposits investment allocation, except that funds borrowed from Fund C are repaid only to Fund C. Earnings on deposits and loan repayments held in the Temporary Investment Fund are credited monthly, in the same manner, to each participant who made deposits or loan repayments during the month and still maintains an account in the Plan. The allocation of earnings are made to each Participant in the proportion to which his deposits or loan repayments bears to all deposits or loan repayments during the period for which such interest was earned. Employee deposits and earnings are paid into Funds A, B, E, F, G, H or I as directed by the participant.

The Loan Fund is used to record transactions resulting from loans made to active employees against their accounts. Except for the Temporary Investment Fund and the Loan Fund, the interests of participants in each fund are represented by units allocated to them.

The Plan provides for daily transfers among funds; however, generally, Plan participants may not direct transfers to or from Fund C, the Loan Fund, or the Temporary Investment Fund. A participant may make unlimited transfers of any dollar amount, whole percentages, or units to or from Investment Funds A, E, F, G, H or I on any valuation date. A participant may direct the transfer of any dollar amount, whole percentage or number of units to or from his Fund B account in the Phillips Stock Fund to or from Funds A, E, F, G, H, or I on any valuation date, but then must wait 10 calendar days to make another transfer involving Fund B.

In addition to the rights described above permitting the transfer of amounts from one Investment Fund to another, a participant who has terminated employment and attained age 55 may, on any valuation date, direct the transfer of any dollar amount, whole percentage, or number of units in any Investment Fund (except the Temporary Investment Fund) to any other Investment Fund (except to the Temporary Investment Fund or Investment Fund C).
Provided, however, such Participant who transfers from Fund C to any other Investment Fund may transfer that interest back to Fund C on any subsequent valuation date, subject to the 10-calendar-day waiting period for transfers.

A participant is vested at all times with respect to his deposits and his interest in Company contributions. Company contributions may not be withdrawn until 24 months after they are contributed unless the participant has been in the Plan for at least five years or becomes eligible to withdraw, for reasons other than a specified financial hardship, his interest in his before-tax account. A participant may not withdraw his interest in his before-tax account unless he is at least age 59 1/2, experiences a specified financial hardship, becomes totally and permanently disabled, or separates from service. Upon the death of a participant, his beneficiary may withdraw the participant's entire account balance, including his before-tax account.

Distributions generally occur upon separation from service, but may be deferred. For a participant who retires or becomes totally disabled, unless a request for withdrawal is made as of any earlier date, distribution generally will be deferred to a date not later than the first valuation date in October of the year age 69 is attained. If the participant dies, distribution to a surviving spouse beneficiary will be deferred to the first valuation date in October in the year in which the participant would have attained age 69. This deferral is revocable by the participant or the surviving spouse. Distributions to non-spouse beneficiaries may be deferred approximately five years. Distributions are based on the valuation of the participant's interest in the trust fund. Available forms of distribution are:

     (a) from Funds A, E, F, G, H, or I in cash;

     (b) from Funds B and C in whole shares of common stock and/or cash;

     (c) with respect to a participant who retires under a Company retirement plan or a beneficiary spouse of a participant in the event of an active employee participant's death, in the form of an irrevocable non-transferable monthly annuity purchased with a specified dollar amount of the participant's interest in the Plan; and

     (d) with respect to a participant who retired under a Company retirement plan before July 1, 1992, and who timely elected a deferred settlement option--monthly, quarterly or annual payments irrevocably elected from his interest in the Plan--commencing at retirement with, at the participant's direction, a designated life-interest beneficiary to receive any unpaid scheduled payments following the participant's death.

A participant may elect a direct rollover of the taxable portion of most distributions to an Individual Retirement Account or another tax-qualified plan. The taxable portion of any such distribution that is not rolled over directly will be subject to 20 percent federal withholding.

The Plan is administered by the Thrift Plan Committee, the members of which are appointed by the Board of Directors of the Company. The Plan Financial Administrator and Plan Benefits Administrator are the persons who occupy, respectively, the Company positions of Treasurer and Compensation and Benefits Manager. Members of the Committee and the Plan Administrators serve without compensation, but are reimbursed by the Company for necessary expenditures incurred in the discharge of their duties.

The Plan pays all reasonable expenses necessary for the operation of the Plan, unless such expenses are paid by the Company. The
Company pays only the Trustee's recordkeeping and accounting fees.

The Company intends to continue the Plan indefinitely, but reserves the right to amend or terminate it at any time. In the event of termination of the Plan, participants and beneficiaries of deceased participants will receive, within a reasonable time, any funds in their accounts as of the date of the termination.

Note 2--Non-participant-Directed Investments

The Phillips Stock Fund (Funds B and C) is the only non-participant-directed fund in the Plan. The Company's matching contributions are invested in the Phillips Stock Fund--Fund C Account. Information about the net assets and the significant components of the changes in net assets relating to the Phillips Stock Fund follows:

                                             Thousands of Dollars
                                             --------------------
At December 31                                    1999       1998
                                             --------------------
Net Assets:
  Phillips Petroleum Company common stock    $ 667,173    745,862
  Vanguard Prime Money Market Fund               2,032        372
  Due from Temporary Investment Fund--Fund B     2,455      2,891
  Contributions receivable--Fund C                 465        542
                                             --------------------
                                             $ 672,125    749,667
                                             ====================

Year Ended December 31, 1999

Changes in Net Assets:
  Matching company contributions--Fund C     $   5,934
  Allocation of deposits and earnings from
    Temporary Investment Fund--Fund B           27,726
  Dividends                                     21,059
  Net appreciation in fair value of
    investments                                 85,019
  Distributions to participants or their
    beneficiaries                             (127,581)
Transfer to participant-directed investments   (89,665)
Administrative expense                             (34)
                                             ---------
                                             $ (77,542)
                                             =========


Note 3--Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes and schedules. Actual results could differ from those estimates and assumptions.

Note 4--Investments

Valuation

All securities are valued at their quoted market price. Insurance contracts are valued pursuant to their terms; the value, which approximates fair value, represents fund deposits plus interest credited, less distributions. Shares of mutual funds are valued at the net asset value of shares held by the Plan at year-end. Participant loans are valued at cost, which approximates fair value.


Appreciation

During 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by about $121 million as follows:

                                                        Thousands
                                                       of Dollars
                                                       ----------

Vanguard Total Bond Market Index Fund                    $ (5,315)
Phillips Petroleum Company Common Stock                    85,019
Vanguard 500 Index Fund                                    39,382
Vanguard Balanced Index Fund                                  738
Vanguard Total International Stock Fund                       535
Vanguard Extended Market Index Fund                           663
-----------------------------------------------------------------
                                                         $121,022
=================================================================


Note 5--Contributions Receivable

Contributions receivable at December 31 included the following:

                                             Thousands of Dollars
                                             --------------------
                                             1999            1998
                                             --------------------
Receivable from the Company for
  Matching contributions                     $465             542
  Before-tax deposits                          43              90
-----------------------------------------------------------------
                                             $508             632
=================================================================

Note 6--Loan Fund

The Plan allows loans to active employees or parties-in-interest from their accounts. The minimum loan is $1,000, and generally the maximum is the lesser of $50,000 or half the participant's vested account. The loans may extend for up to 60 months
(180 months for a home loan) with a rate of interest equal to the national prime lending rate, as determined on the last valuation date of the previous month. No more than one home loan and two regular loans may be outstanding at any given time.

Loan payments and interest are repaid to the borrowing participant's accounts through the Loan Fund, which records the outstanding loans and related transactions. Generally, repayments are allocated to Funds A, B, E, F, G, H or I based on a participant's regular deposits investment direction, except that funds borrowed from Fund C are repaid only to Fund C.


Note 7--Transactions with Parties-in-Interest

During 1999, the Plan received $20,748,000 in common stock dividends from the Company. Fees paid for legal, accounting, and other services rendered by parties-in-interest were based on customary and reasonable rates for such services.


Note 8--Tax Status

The Internal Revenue Service (IRS) determined on November 30, 1995, that the Plan, as amended through June 23, 1994, is qualified under Section 401(a) of the Internal Revenue Code of 1986 and the Trust is exempt from federal income tax under
Section 501(a). Subsequent amendments have been adopted, but are not expected to affect the qualified status of the Plan. The Committee is not aware of any activity that would affect the qualified status of the Plan.


---------------------------------------------------------------------------------
Schedule of Assets Held for                               Thrift Plan Of Phillips
Investment Purposes at End of Year                              Petroleum Company
Schedule H, Line 4i                                  EIN 73-0400345, Plan No. 002


At December 31, 1999


(a)(b) Identity of     (c) Description of investment      Thousands of Dollars
issue, borrower,       including maturity date,       ---------------------------
lessor, or similar     rate of interest, collateral,  (d) Historical  (e) Current
party                  par or maturity value                    Cost        Value
---------------------  -----------------------------  --------------  -----------
Phillips Petroleum     Common Stock, $1.25 par
  Company*               value, 14,195,165 shares           $313,345      667,173
---------------------------------------------------------------------------------

The Vanguard Group*    1,767,201.248 units, Vanguard
                         500 Index Fund                           **      239,155

                       6,656,209.555 units, Vanguard
                         Total Bond Market Index Fund             **       63,633

                       543,762.445 units, Vanguard
                         Balanced Index Fund                      **       10,996

                       262,890.043 units, Vanguard
                         Total International Stock
                         Fund                                     **        3,762

                       145,293.923 units, Vanguard
                         Extended Market Index Fund               **        5,385

                       134,928,804.80 units, Vanguard
                         Prime Money Market Fund             134,929      134,929
---------------------------------------------------------------------------------
                                                             134,929      457,860
---------------------------------------------------------------------------------

Thrift Plan of         Loans to Plan participants*
  Phillips Petroleum     at 6% - 9%
  Company*                                                         -       24,500

Travelers Insurance    Group Annuity Contract GR-1966A,
  Company*               deferred settlement account              **          103
---------------------------------------------------------------------------------
                                                            $448,274    1,149,636
=================================================================================
 *Party-in-interest
**Historical cost information is not required for participant-directed investments.



----------------------------------------------------------------------------------------
Schedule of Reportable Transactions                              Thrift Plan of Phillips
Schedule H, Line 4j                                                    Petroleum Company
Series of Transactions in Excess                                EIN 73-0400345, Plan 002
  of 5 Percent of Net Assets


Year Ended December 31, 1999

                                           Thousands of Dollars
                 -----------------------------------------------------------------------
(a)(b) Identity                                                     (h) Current
of party                                                               value of
involved and                                                           asset on  (i) Net
description of   (c) Purchase  (d) Selling                (g) Cost  transaction  gain or
asset                   price        Price  (f) Expenses  of asset         date    (loss)
---------------  ------------  -----------  ------------  --------  -----------  -------
Phillips
  Petroleum
  Company*
  Common Stock       $ 44,873            -           Net  $      -       44,873        -
                            -      128,373           Net    53,497      128,373   74,876

The Vanguard
  Group,*
  Vanguard
  Prime Money
  Market Fund         266,866            -           Net         -      266,866        -
                            -      303,660           Net   303,660      303,660        -


*Party-in-interest


Column (e) is not applicable.


                                                        Exhibit 1




              CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8, File No. 33-50134) pertaining to the Thrift Plan of Phillips Petroleum Company and in the related Prospectus of our report dated June 23, 2000, with respect to the financial statements and schedules of the Thrift Plan of Phillips Petroleum Company included in this Annual Report (Form 11-K) for the year ended December 31, 1999.


                                  /s/ Ernst & Young LLP

                                      ERNST & YOUNG LLP

Tulsa, Oklahoma
June 23, 2000